Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 10th day of September, 2012 (the “Commencement Date”) by and between O’Connell Benjamin (hereinafter referred to as the “Employee”) and Authentidate Holding Corp., a Delaware corporation with principal offices located at 300 Connell Drive, Berkeley Heights, NJ 07922.

W I T N E S S E T H:

WHEREAS, Authentidate Holding Corp. and its subsidiaries (the “Company”) are engaged in the business of providing Internet and software-based document authentication services, tele-health services and related business enterprises; and

WHEREAS, the Company desires to continue the employment of the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to continue employment with the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

Article I.

Definitions

1.1 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including:

(a) Base Salary,

(b) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time,

(c) expense allowance,

(d) vacation pay per Company policy, and

(e) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Cashflow Breakeven. “Cashflow Breakeven” shall mean that the Company has achieved positive cash flow from operations for two consecutive fiscal quarters by the end of the fiscal quarter ending September 30, 2013, determined by reference to the revenues and other amounts received by the Company from its operations; provided, however, that for the purpose of the definition of the term “Cashflow Breakeven”, the term “cash flow from operations” shall not include:

(a) amounts received from the sale, lease or disposition of (i) fixed or capital assets, except for amounts received in the ordinary course of business; or (ii) any subsidiary company;

(b) capital expenditures;

(c) “extraordinary items” of gain or loss as such term is defined in generally accepted accounting principles in the U.S.,

(d) interest income and expense; and

(e) other non-operating items as determined in accordance with generally accepted accounting principles in the United States as consistently applied during the periods involved.

1.3 Cause. “Cause” shall mean:

(a) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position;

(b) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony;

(c) conduct amounting to fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or

(d) excessive absences from work, other than for illness or Disability;

provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (a), (c) or (d) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.4 Change in Control. “Change in Control” shall mean any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control.

(i) A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding an acquisition as described in this subparagraph (a), a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(b) The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

(c) Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(ii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(d) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

1.5 Continuation Benefits. “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to either (i) the later of the Expiration Date, or the end of the month in which the one-year anniversary of the Termination Date occurs, or (ii) such other period as specifically stated by this Agreement (the

“Continuation Period”), at the Company’s expense, less any normal payroll deductions, on behalf of the Employee and his dependents; provided, however, if any of the Benefits required to be provided by the Company during the Continuation Period under the Company’s benefit plans are, pursuant to the terms of such plans, not available to non-employees of the Company, the Company, at its sole cost and expense, less any normal payroll deductions, shall be required to provide such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains such benefits pursuant to a subsequent employer’s benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.6 Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of ninety (90) consecutive days, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.7 Good Reason. “Good Reason” shall mean without the written consent of the Employee:

(a) a material breach of any provision of this Agreement by the Company;

(b) failure by the Company to pay when due any compensation to the Employee;

(c) a reduction in the Employee’s Base Salary;

(d) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement, unless such change was due to a Change of Control;

(e) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title, unless such change was due to a Change of Control;

(f) relocation of the principal office of the Company or the Employee’s principal place of employment to a location outside a 15 (fifteen) mile radius of the present location in Berkeley Heights, New Jersey, without the Employee’s written consent; or

(g) a Change in Control, provided the event on which the Change of Control is predicated occurs not less than 90 nor more than 150 days of the service of the Notice of Termination by the Employee, it being understood that Employee shall have the right to terminate his employment under this Section 1.7(g) for any reason or no reason within such 60 day period;

and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (a) through (f) unless (A) the Employee has given the

Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (B) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.

1.8 Notice of Termination. “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

1.9 Severance Payment. “Severance Payment” shall mean an amount equal to 12 months of Employee’s Base Salary in effect on the Termination Date, but no less than $290,000.

1.10 Telehealth Products. “Telehealth Products” shall mean the remote patient monitoring products and services commercialized by the Company and/or its Express MD Solutions LLC subsidiary (or any successors thereto), including the products and services currently offered by the Company (and its subsidiaries) and derivatives thereof.

1.11 Termination Date. Termination Date shall mean

(a) in the case of the Employee’s death, his date of death;

(b) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee;

(c) in the case of termination of employment on or after the Expiration Date, the last day of employment; and

(d) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

Article II.

Employment

2.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President and Chief Executive Officer. The Employee’s position includes acting as an officer and/or director of any of the Company’s subsidiaries as determined by the Board of Directors. The Company shall nominate Employee, and use its best efforts to have Employee elected to the Board of Directors of the Company (the “Board”) throughout the term of this Agreement. The Employee agrees to resign from the Board upon the termination of employment for any reason.

Article III.

Duties

3.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Board of Directors of the Company (the “Board”), report directly to the Board and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his executive position or as may be reasonably assigned or delegated to him from time to time by the Board, consistent with his position as President and Chief Executive Officer. In general, Employee shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units.

3.2 During the term of this Agreement and excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company. During the term of this Agreement the Employee may, so long as it does not materially interfere with his duties hereunder: (i) subject to Article VII hereof, serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage his personal investments and affairs.

3.3 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company, and all airplane travel shall be first or business class, or otherwise fully reimbursed at cost, to the extent that such reimbursements do not exceed the approximate equivalent published fare for first or business class. Other expenses shall be reimbursed in accordance with the Company’s policies for executive travel.

Article IV.

Compensation

4.1 During the term of this Agreement, Employee shall receive base compensation at the rate of $290,000 per annum (the “Base Salary”); however Employee agrees and acknowledges that 15% of such Base Salary shall be paid in employee stock options in accordance with that certain Compensation Modification Agreement dated as of June 21, 2012 (the “Modification Agreement”) and the terms and conditions of options awarded to Employee pursuant to such Modification Agreement shall be governed solely by such Modification Agreement. Employee further agrees to continue the arrangements contemplated by the Modification Agreement during the term of this Agreement if such continuance is authorized and approved by the Board or the Management Resources and Compensation Committee of the Board (the “Committee”) and the Company has not achieved Cashflow Breakeven.

4.2 Base Salary shall automatically increase by $50,000 per annum in the event that the Company achieves Cashflow Breakeven during the Initial Term of this Agreement.

4.3 Base Salary shall be paid to the Employee in regular installments on each of the Company’s regular pay dates for executives, but no less frequently than monthly.

4.4 Employee shall receive a one-time bonus (the “Fixed Bonus”) of $150,000 if the Company’s Common Stock has a closing price at or above $5.20 (as shall be adjusted to give effect to any stock splits, reverse stock splits, stock dividends, recapitalizations and other similar transactions after the Commencement Date) for 30 consecutive trading days during the Company’s fiscal year ending June 30, 2013. For the purpose of determining the closing price of the Company’s Common Stock, the closing price of a share of Common Stock shall mean (i) if the Common Stock is traded on a national securities exchange, including on the Nasdaq Stock Market (“Nasdaq”), the per share closing price of the Common Stock shall be the reported closing price on the principal securities exchange on which they are listed or on Nasdaq, as the case may be, on the date of determination (or if there is no closing price for such date of determination, then the last preceding business day on which there was a closing price); or (ii) if the Common Stock is traded in the over-the-counter market and last sales prices for the Common Stock are reported by Bloomberg, L.P. (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg, L.P. is not then reporting sales prices of such security), the per share closing price of the Common Stock shall be the closing price reported on Bloomberg, L.P., on the date of determination (or if there is no closing price for such date of determination, then the last preceding business day on which there was a closing price).

4.5 Employee shall be eligible for an additional bonus in the discretion of the Committee in the event that the Company, during the fiscal year ending June 30, 2013, achieves

(i) Cashflow Breakeven or (ii) the Company (or a subsidiary, including Express MD Solutions, LLC, or any successor entity) executes firm sales contracts resulting in the sale, during the fiscal year ending June 30, 2013, of at least 10,000 units of the Company’s Telehealth Products.

4.6 For the purposes of calculating the bonuses in Section 4.4 and 4.5, Base Salary shall include the actual Base Salary provided for in this Agreement. The Fixed Bonus, if earned, shall be paid to Employee within ten business days from the date on which it is determined that the Fixed Bonus has been earned. Any bonus which may be awarded to Employee pursuant to Section 4.5 shall be paid to the Employee within ten business days from the date that the Audit Committee of the Company’s Board of Directors has reasonably determined that the Company has achieved Cashflow Breakeven and the sales target described in Section 4.5 has been achieved.

4.7 The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct under applicable law.

4.8 The Committee will perform an annual review of Employee’s performance and compensation at the commencement of each fiscal year. Employee may receive such other additional compensation as may be determined from time to time by the Board or Committee including increases in base salary, bonuses and other long term compensation plans. Nothing in this subparagraph 4.8 shall be deemed or construed to require the Board or Committee to award any bonus or additional compensation.

4.9 For the purpose of determining whether (i) the Company achieves Cashflow Breakeven prior to the end of the Company’s fiscal quarter ending September 30, 2013 or (ii) the Company (or a subsidiary, including Express MD Solutions, LLC, or any successor entity)

executes firm sales contracts resulting in the sale, during the fiscal year ending June 30, 2013, of at least 10,000 units of the Company’s Telehealth Products, such determination shall be made in good faith by the Audit Committee of the Company’s Board of Directors in connection with its review of, (A) in the case of determining whether Cashflow Breakeven has been achieved, the Company’s financial statements for the quarter ended September 30, 2013, which determination shall be made prior to the time and date that the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2013 with the Securities and Exchange Commission; and (B) in the case of determining whether the target number of units Telehealth Products have been contracted, the Company’s audited financial statements for the fiscal year ending June 30, 2013, which determination shall be made prior to the time and date that the Company files its Annual Report on Form 10-K for the fiscal year ending June 30, 2013 with the Securities and Exchange Commission. Accordingly, the determination as to whether Employee is entitled to the increase in Base Salary contemplated in Section 4.2, or to the vesting of the Performance Options as contemplated in Section 11.1, shall be made upon the foregoing determination by the Audit Committee and shall be effective (x) with respect to the increase in Base Salary, as of the first day of the fiscal quarter during which it is determined that the Company achieved Cashflow Breakeven, and (y) with respect to the vesting of Performance Options, on the date of determination by the Audit Committee.

Article V.

Benefits

5.1 During the term hereof, the Company shall provide Employee with the following benefits, as such benefits may change from time to time (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other benefits (including insurance related benefits, holiday, sick leave, personal days, etc.) obtained by the Company or made generally available to the Company’s senior management;

5.2 The Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy.

5.3 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of (4) weeks per annum or otherwise in accordance with current Company policy.

Article VI.

Non-Disclosure

6.1 The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, Internet and software-based document authentication services, digital image authentication services, telehealth products and services, and related business enterprises of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources (collectively referred to as the “Proprietary Information”). The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

Article VII.

Restrictive Covenant

7.1 In the event of the termination of Employee’s employment with the Company at any time, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in Internet and software-based document authentication services, digital image authentication services, delivery of health-related services and information via telecommunications technologies, and related business enterprises or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research. Notwithstanding the foregoing, (x) the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII, and (y) the Employee shall not be required to comply with any provision of this Article VII following termination of this Agreement if the amounts required to be paid under Article IX are not timely paid.

7.2 In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any business primarily involved in the Internet and software-based document authentication services and related business enterprises, or digital image authentication services, or any business similar to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company and such development is based on actual or demonstrative anticipated research, solicit any customer or employee of the Company who was a customer or employee of the Company within one year of the Termination Date.

7.3 Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee during the term of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

7.4 If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

Article VIII.

Term

8.1 This Agreement shall be effective upon execution by both parties hereto and the employment term (the “Initial Term”) shall commence on the Commencement Date and terminate on September 30, 2013 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2 The Company shall notify the Employee in writing of the Company’s intention to continue Employee’s employment after the Expiration Date no less than 90 days prior to the Expiration Date.

8.3 Upon termination of the Employee’s employment with the Company, the Company shall pay Employee, in addition to any other payments due hereunder, the amounts due under Article IX.

Article IX.

Termination

9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

(a) for Disability;

(b) for Cause

(c) without Cause.

9.2 Employee may terminate this Agreement at any time by giving 30 days prior written Notice of Termination to the Company in accordance with this Agreement.

9.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits:

(a) if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;

(b) if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or

(c) if termination was due to the Employee’s death, the Accrued Compensation; or

(d) if the Employee was terminated by the Company without Cause or the Employee terminates this Agreement for Good Reason, (i) the Accrued Compensation; (ii) the Severance Payment; and (iii) the Continuation Benefits.

(e) In the event the Company fails to notify the Employee in accordance with Section 8.2, or after notifying the Employee fails to reach an agreement on a new employment agreement prior to the Expiration Date, Employee’s employment shall terminate on the Expiration Date and the Company shall pay the Employee the Severance Payment; Accrued Compensation, and the Continuation Benefits.

9.4 The amounts payable under this Section 9.3, shall be paid as follows:

(a) Accrued Compensation shall be paid on the first regular pay date after the Termination Date (or earlier, if required by applicable law).

(b) If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

(c) The Severance Payments shall be paid in equal installments in accordance with the Company’s regular pay dates for executives (or earlier, if required by applicable law) during a period of one year commencing with the first regular pay date after the Termination Date;

9.5 The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.5.

9.6 For a period of three years following the termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. During such three year period, none of the executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

Article X.

Termination of Prior Agreements

10.1 This Agreement, and the stock option, bonus plan and benefit plans, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement, except for the terms of employee stock option plans and option certificates.

Article XI.

Stock Options

11.1 As an inducement to Employee to enter into this Agreement, the Company hereby grants to Employee, as of the date of execution of this Agreement, options to purchase shares of the Company’s Common Stock, $.001 par value, as follows: Subject to the terms and conditions of the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Agreement which are incorporated herein by reference, the Employee is hereby granted options to purchase 200,000 shares of the Company’s Common Stock (the “Options”), which shall vest as follows:

(a) 50,000 shares covered by the Options shall vest over time as follows (i) Options to purchase 16,667 shares of Common Stock shall vest on the one year anniversary of the Commencement Date and (ii) thereafter, the balance shall vest monthly in equal installments over the subsequent 24 months, as long as Employee continues to be an employee of the Company, but subject to Section 11.2 hereto;

(b) 75,000 shares covered by the Options shall vest in the event the Company (or a subsidiary, including Express MD Solutions, LLC, or any successor entity) executes firm sales contracts resulting in the sale, prior to end of the fiscal year ending June 30, 2013, of at least 10,000 units of the Company’s Telehealth Products; and

(c) 75,000 shares covered by the Options shall vest in the event the Company achieves Cashflow Breakeven prior to the end of the fiscal quarter ending September 30, 2013.

(d) The Options described in subparagraphs 11.1(b) and 11.1(c) may be separately referred to elsewhere in this Agreement as the “Performance Options”.

(e) The exercise price of the Options shall be the fair market value per share of the Company’s Common Stock (as determined in accordance with the Plan) as of the Commencement Date, shall be exercisable for a term of ten years from the Commencement Date and shall contain such other terms and conditions as set forth in the stock option agreement. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. The Options shall terminate as provided in the Plan, except as otherwise modified by this Agreement.

11.2 In the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(c) or 9.3(e) or by the Employee for Good Reason, notwithstanding anything herein or in any stock option agreement to the contrary, (a) the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option granted as of or prior to the effective date of this Agreement, other than the Performance Options, shall immediately fully vest and become exercisable, (b) the exercise period in which Employee may exercise his options, other than Performance Options, to purchase Company common stock shall be extended to the duration of their original term, as if Employee remained an employee of the Company, and the terms of such options shall be deemed amended to take into account the foregoing provisions.

(a) Notwithstanding the foregoing, in the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(c) or 9.3(e) or by the Employee for Good Reason, some or all of the Performance Options may also immediately fully vest and be exercisable for the remainder of their original term if it is determined by the Audit Committee of the Board of Directors, in accordance with Section 4.9 of this Agreement, that the Company has achieved the following criteria on or before the date of such termination, as set forth below:

(i) With respect to the Performance Options described in Section 11.1(b), such options will vest and remain exercisable in accordance with this Section 11.2 to the extent that, prior to the date of termination, the Company entered into firm sales contracts resulting in the sale of at least 6,000 units of the Company’s Telehealth Products prior to the end of the fiscal year ending June 30, 2013.

(ii) With respect to the Performance Options described in Section 11.1(c), such options will vest and remain exercisable in accordance with this Section 11.2 to the extent that, notwithstanding that the Company did not achieve Cashflow Breakeven for two consecutive fiscal quarters, the Company achieved positive cash flow from operations (as determined in accordance with Section 1.2) for at least one fiscal quarter prior to the termination of his employment.

11.3 In the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(c) or 9.3(e) or by the Employee for Good Reason prior to the vesting of either of the Performance Options, notwithstanding anything herein or in any stock option agreement to the contrary, the unvested Performance Options granted pursuant to this Agreement shall remain outstanding and eligible to vest in accordance with their terms until the Audit Committee of the Board of Directors has determined whether the vesting conditions have been achieved in accordance with Section 4.9 of this Agreement. If it is determined by the Audit Committee that the vesting criteria of one or both of the Performance Options are satisfied in full, or that either of them is eligible for vesting pursuant to Section 11.2, then the Performance Options for which the vesting criteria has been satisfied (or which is eligible under Section 11.2) shall be immediately exercisable in full for the duration of their original term. If it is determined by the Audit Committee that the vesting criteria of one or both of the Performance Options has not been satisfied, then the Performance Options for which the vesting criteria has not been satisfied shall immediately expire and be void.

11.4 For purposes of clarity, Employee and Company agree that the occurrence of a Change in Control shall not affect the provisions of Sections 11.2 and 11.3.

11.5 In the event of a termination of Employee’s employment with the Company pursuant to Section 9.1(b), Options granted and not exercised as of the Termination Date shall terminate immediately and be null and void.

11.6 In the event of a termination of Employee’s employment with the Company due to any other reason, the Options granted shall be exercisable only in accordance with the Plan.

Article XII.

Arbitration and Indemnification

12.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

12.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $5,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

Article XIII.

Severability

13.1 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

Article XIV.

Notice

14.1 For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	Authentidate Holding Corp.
Connell Corporate Center
300 Connell Drive, Fifth Floor
Berkeley Heights, NJ 07922

WITH A COPY TO:	Victor J. DiGioia
Becker & Poliakoff, LLP
45 Broadway
New York, NY 10006

IF TO THE EMPLOYEE:	O’Connell Benjamin

Article XV.

Benefit

15.1 This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

Article XVI.

Waiver

16.1 The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

Article XVII.

Governing Law

17.1 This Agreement has been negotiated and executed in the State of New Jersey. The law of the State of New Jersey shall govern the construction and validity of this Agreement.

Article XVIII.

Jurisdiction

18.1 Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

Article XIX.

Entire Agreement

19.1 This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

Authentidate Holding Corp.

By:	/s/ John J. Waters
John J. Waters
Chairman of the Compensation Committee

Employee

/s/ O’Connell Benjamin
O’Connell Benjamin
Employee

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